Exhibit 10.29

CREDIT AGREEMENT

(English Summary Translation)

Pledgee (Party A): Bank of Nanjing Stock Co. Ltd., International Business Department

Pledgor (Party B): Goldenway Nanjing Garments Co. Ltd.

To ensure the execution of the one or more loan agreement(s) entered by Party A and Nanjing Goldenway Nanjing Garments Co. Ltd. (hereinafter, known as “Debtor”), Party B shall provide guarantee for Debtor. This Agreement is entered by Party A and Party B in accordance with the PRC Laws and Regulations.

I.	Party B’s Representations and Warranties

The mortgaged properties, with Party B as their lawful owner, are not subject to any controversy of ownership or right of use, confiscation, seizure, control, expropriation, removal or any other compulsory measures. These properties under this Agreement are legally mortgageable under applicable law.

II.	The Credit Agreement and Guaranty

The term of the credit agreement is from July 31, 2008 to July 31, 2010. This credit agreement and guaranty hereunder covers any and all borrowings of up to 50,000,000 RMB under one or more loan agreements between Party A and Party B. Party B shall provide a guarantee, which shall not be restricted to the term of the loan or the maturity or amount of the loan.

III.	Pledged Collateral; Mortgage

See the List of Mortgaged Properties (attached herewith).

IV.	The Guaranteed Obligations

The guaranteed obligations include the principal amount of the debt hereunder and interest, default fines, damage awards and expenses for the realization of the creditor’s rights (not including expenses for litigation, arbitration, property preservation, business travel, notarization, execution, lawyers, evaluation, or auction, and similar costs and expenses).

V.	Entry and Change of Terms of Loans

Except for increase of the amount of a given loan or extension of the term of a loan, any change of the principal loan agreement or any change of the interest rate under the principal loan agreement is not subject to the approval of Party B.

VI.	Independence of the Agreement

This Agreement is independent from the principal agreement or instruments under which Party B is a debtor. The invalidity and revocability of the principal agreement does not affect the effectiveness of this Agreement. If the principal agreement is deemed invalid or revocable, Party B shall still provide guarantee for the debt generated from Debtor’s liability to return the property or pay the damage. Party B’s duty of guarantee shall not change due to consolidation, separation, change of stock equity, loss of civil capability, loss, death, declaration of loss or death of the Debtor.

VII.	Possession of Property

During the mortgage, the mortgaged properties shall be in possession of Party B. Party B has the duty to preserve, maintain, and repair the mortgaged properties properly.

VIII.	Registration of the Mortgaged Properties

The mortgaged properties shall be registered with relevant agencies. Party B shall help Party A on the registration of the properties within 3 days after entering this Agreement.

IX.	Insurance for the Mortgaged Properties

Party B shall insure the mortgaged properties as instructed by Party A. At no time shall the amount of the insurance coverage be less than the amount of indebtedness under the loans.

X.	Damage Caused by a Third Party

Party A has the right to do the following in case of any damage caused by a third party:

1.	Require repayment of the debt or part of the debt;

2.	Change to a deposit of fixed term;

3.	Change to guarantee money;

4.	Repair the properties;

5.	Require the pledge of new properties of Party B for mortgage.

XI.	Disposition of the Mortgaged Properties

Party B shall not sell, gift, transfer, exchange, lease, remortgage, move or dispose of the mortgaged properties by other means without a written consent of Party A.

XII.	Realization of Mortgage in Advance

Party A has the right to dispose of the mortgaged properties once it declares in accordance with law that the debt is due in advance.

XIII.	Rights and Duties of Party B

If the mortgage is or is likely to be impaired by a third party, Party B has the duty to inform Party A to avoid such impairment. Party B shall provide additional guarantee as agreed in the principal agreement. Party B shall pay for the evaluation, notarization, insurance, registration, transfer of ownership, assessment, preservation, litigation, arbitration, execution, auction, legal service, and similar costs and expenses.

XIV.	Rights and Duties of Party A

Party A has the right to require Party B to provide a guarantee for the debt that is unpaid, and the right to dispose of the mortgaged properties to satisfy any outstanding debt.

XV.	Breach of Contract

In case of breach of contract by Party B, Party A has the right to ask for correction, a new guarantee, and any applicable remedy under law.

XVI.	Applicable Laws and Settlement of Dispute

The Laws of People’s Republic of China are applicable laws to this Agreement. In case of dispute, the parties can resolve it through consultation. If the dispute cannot be settled through mutual agreement, the parties can bring it to the local court in Party A’s location.

XVII.	Effectiveness, Change and Termination of the Agreement

This Agreement goes into effect as (1) the parties or authorized agent of the parties sign and stamp; (2) the mortgaged properties listed herewith are registered. After the Agreement goes into effect, neither party can change or terminate this Agreement without the consent of the other party. This Agreement can be changed or terminated by a written consent of both parties after consultation with each other.

XVIII.	Miscellaneous

Party B understands that applicable interest rates are subject to change, and agrees to provide additional collateral in the event that Party A deems it necessary to maintain sufficient collateral for any outstanding principal balance in the event of increased rates. If Party B fails to comply with this Agreement, Party A may exercise its right to control and sell the ledged collateral as permitted under law.

XIX.	Supplement

Each party has a copy of this Agreement. Both copies have the same effect.

XX.	Announcement

This Agreement has been approved by the supervisor of the parties. This Agreement is entered under the principle of voluntary contract and is binding for both parties. All representations made concerning the mortgaged properties is genuine, legal and effective.

Party A: Bank of Nanjing Stock Co. Ltd.,	Party B: Goldenway Nanjing Garments Co. Ltd.

[Stamp]	[Stamp]

Signing Date: July 31, 2008	Signing Date: July 31, 2008